UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM C-TR

1. Issuer Information

Name of Issuer: Corvion, Inc.
Legal Status: Corporation
Jurisdiction: Texas
Date of Incorporation: May 12, 2011
Website: https://www.corvion.com

2. Termination of Reporting

The issuer hereby terminates its ongoing reporting obligations under Regulation Crowdfunding pursuant to Rule 202(b).

The issuer certifies that it is eligible to terminate its reporting obligations because it has filed at least one annual report and has fewer than 300 holders of record.

3. Signature

Corvion, Inc.

By: /s/ Greg S. Aber
Name: Greg S. Aber
Title: Chief Executive Officer

Date: April 28, 2026